Exhibit 4.6

Contract No:     ICBCPARIS(2013)0055

Loan Contract

Lender: Industrial and Commercial Bank of China (Europe) S.A. (“Party A”)

Person-in-charge: XIAO yu qiang

Business Address: 73, Boulevard Haussmann, 75008, Paris, France

Telephone: +33 (0)1 4006 5869

Fax: +33 (0)1 4006 5877

Borrower: 500wan.com Limited (“Party B”)

Legal representative (or Person-in-charge): Luo wenxin

Business Address: Corporate Filing Services Limited, 4th FLOOR, Harbour Centre, P.O.Box 613, Grand Cayman KY1-1107, Cayman Islands

Fax:

Telephone:

Based on the purpose described in Article 2.1 of this Contract, Party B now makes borrowing application to Party A. Both parties, after equal negotiation and with mutual agreement, hereby enter into, and agree to abide by, this Contract. Party A agrees to, subject to the satisfaction of the terms set out in this Contract, make available working capital loan in the amount of USD8,750,000.00 (In Words: US dollar Eight million seven hundred and fifty thousand only) to Party B.

Article 1. Definitions and Interpretation

1.1 In this Contract, the following terms shall have the meanings as below:

A. Interest Payment Date: the last day of each Interest Period, on which Party B shall pay Party A the interest of the corresponding Interest Period.

B. Repayment Date: Party B shall pay Party A the principal and the interest of the corresponding Interest Period on the Repayment Date. The Repayment Date for any loan amount under this Contract shall be no later than the Contract Maturity Date.

C. Interest Period: each Interest Period shall be 3 months, commencing from the Drawdown Date, until [April 14, 2014 ]. If the last day of any Interest Period is a holiday, then it shall be extended to the next Banking Day.

D. Drawdown Date: [October 15, 2013]

E. Maturity Date: [April 14, 2014 ].

F. LIBOR: LIBOR shall be the dollar interbank offering rate of corresponding Interest Period displayed on “LIBOR” page of Reuters Financial Telecommunication Terminal at 11:00 a.m. (London time) on the second Banking Day before the commencement of each Interest Period.

G. Banking Day: statutory working days in Grand-Duchy of France and Hong Kong

H. SBLC/Guarantee: the standby letter of credit or guarantee issued by Industrial and Commercial Bank of China, Shenzhen Branch to secure all liabilities of Party B liabilities under this Contract.

1.2 Interpretation

A. The table of content and headings in this Contract are for ease of reading only, and shall not affect the interpretation of any term of this Contract.

B. The term “amendment” includes revision, supplement, replacement and modification.

C. If a day of drawdown, repayment or interest payment is not a Banking Day, then it shall be on the next Banking Day.

D. Any Party to this Contract shall include its successor and assignee.

Article 2 Loan

2.1 The loan amount under this Contract is USD8,750,000.00 (In Words: US dollar Eight million seven hundred and fifty thousand only), which will be used by Party B for cooperation payment

2.2 The term of the loan under this Contract will be no more than 6 months, commencing from the actual Drawdown Date.

Article 3 Conditions Precedent to Drawdown

3.1 When Party B makes the drawdown, it must satisfy the following conditions precedent to drawdown, otherwise Party A has no obligations to make any advance to Party B:

A. this Contract has been duly executed:

B. Party A has received the following documents and accepts the form and substance of each document:

(a) the copy of Party B’s incorporation documents, certified as true and valid;

(b) the legal and valid SBLC/Guarantee issued by Industrial and Commercial Bank of China, Shenzhen Branch accepted by Party A.

C. no event of default agreed upon in this Contract or in relation to this Contract has occurred on the part of Party B;

D. if the loan hereunder is used for fixed assets investment, the following conditions shall also be satisfied:

(a) the capital or other self-arranged funds has been in place according to prescribed time and percentage;

(b) no cost overrun has occurred or the cost overrun has been made up with self-arranged fund;

(c) the construction progress has been completed as scheduled.

E. other conditions precedent to drawdown requested by Party A.

Article 4 Drawdown

4.1 Party B will draw the whole amount of the loan by once after the effectiveness of this Contract.

4.2 After Party B has completed the drawdown procedures, Party A shall, on the Drawdown Date as specified in the debit note, transfer the loan proceeds into the USD account designated by Party B, in the following details:

Account Bank: China Merchants Bank Hong Kong Branch

SWIFT Code of Account Bank: CMBCHKHH

Account Name: 500wan.com limited

Account Number: 20080701

Reference Number:

Article 5 Interest Rate, Interest and Fees

5.1 The interest rate under this Contract is determined according to paragraph [C] below:

A. fixed interest rate of     /     % per annum.

B. to be determined between Party A and Party B every     /     (one/three/six) months(s) based on the foreign exchange loans base rate as published by Party A, the annual interest for the first Interest Period is     /    %.

C. floating interest rate being 3 month USD LIBOR plus the margin of 2. 0%

5.2 The interest on the loan hereunder shall be settled according to the Interest Periods. Party B shall ensure that the interest of corresponding Interest Period be transferred and credited into the account designated by Party A on the Interest Payment Date, in the following details:

Account Name: INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED NEW YORK BRANCH

SWIFT Code of Account Bank: ICBKUS33

Account Number: 114100801017

Calculation of interest: principal X interest rate X actual number of days elapsed during each Interest Period / 360.

5.3 Party B shall, on the Interest Payment Date, pay the interest of such Interest Period to Party A. Upon maturity of the loan, the interest shall be fully paid together with the principal.

5.4 Besides the interest, Party B shall pay to Party A the fee set out in paragraph      below.

B. Out-of-pocket expenses (including legal fees): to be paid to Party A in one lump sum.

C. Other expenses: including but not limited to expenses such as stamp duty and otherwise.

Article 6 Repayment

6.1 Party B selects to repay the loan principal hereunder in such way as set out in paragraph A below:

A.in one lump sum upon maturity;

B. in installments according to the following dates and amount:

(a)                      ;

(b)                      ;

(c)                      .

6.2 On each repayment date and Interest Payment Date, Party B shall transfer and credit sufficient amount for the interest and principal due and payable into the USD account designated by Party A so that Party A will receive the same on such repayment date and Interest Payment Date.

6.3 If the amount transferred by Party B into the USD account designated by Party A is not sufficient for payment of the amount due and payable under this Contract, Party A shall have the right to recourse.

6.4 If Party B intends to extend the loan, it shall apply to Party A in writing 30 Banking Days prior to the Maturity Date of the loan. After Party A has consented, both Parties will enter into loan extension agreement.

Article 7 Prepayment

7.1 If Party B requests to prepay all or part of the loan, it shall apply to Party A in writing 20 Banking Days prior to the proposed prepayment date, and may only make prepayment with Party A’s consent. Party A should not charge any extra fees.

7.2 At the time of prepayment, Party B shall at the same time pay all amounts due and payable under this Contract up to the prepayment date, including principal, interest and all other fees.

7.3 The principal amount of prepayment by Party B shall be no less than US dollar 1,000,000.00 and shall be the integral of US dollar 1,000,000, or the balance of outstanding loan.

7.4 The amount prepaid may not be re-drawn.

Article 8 Security

8.1 The SBLC or Guarantee issued by Industrial and Commercial Bank of China, Shenzhen Branch to Party A, securing all liabilities of Party B under this Contract.

8.2 If there is any change to the security under this Contract which is adverse to Party A’s credit rights, like the exchange rate between the RMB and the US dollar exceeds RMB6.500=U.S.DOLLARS1.00, Party B shall promptly notify Party A and provide additional security acceptable to Party A. Otherwise, Party A shall have the right to suspend the disbursement of undrawn loan, accelerate the loan, recover all or part of the loan which has been drawn, to make claims under the SBLC or Guarantee and to terminate the contract.

Article 9 Representations and Warranties

9.1 Party B makes the following representations and warranties to Party A:

A. Party B is lawfully registered and incorporated under the laws of [            ], and may lawfully carry on business activities within the scope as permitted under its business license;

B. Party B has the capability of performing its rights and obligations under this Contract;

C. the execution and implementation of this Contract will not violate or conflict with any law or administrative regulation to which Party B shall be subject, implementation of this Contract will not cause Party B to breach other contracts by which Party B shall abide and the documents or articles of association approving the incorporation of Party B;

D. all materials provided by Party B to Party A are true and accurate, complete without any concealment.

E. Party B warrants to Party A that under this Contract there is no such situation of duplicated loans for the same project.

F. Party B shall provide a report to Party A every half year, setting out in details the company’s business operation, the project progress and utilization of funds.

G. Party B warrants to Party A that all the loans under this Contract shall be used only for general corporate purposes, and it will not be repatriated back to Mainland China by way of direct lending, shareholding or security investment or doing the same indirectly through third party , including but not restrict to behaviors as below,

(A) the loans will be used to refinance Party B or other foreign companies’ loans , and the original loans once in the form of shareholding or direct lending was repatriated back to Mainland China;

(B) the loans will be used to purchase company’s share stakes directly or indirectly ,when the target company’s assets are mainly in mainland China;

(C) other repatriated behaviors that SAFE admits

If any of the following events occurs, Party A shall have the right to suspend the disbursement of undrawn loan, accelerate the loan, and recover all or part of the loan which has been drawn, to make claims under the SBLC or Guarantee and to terminate the contract

Article 10 Undertakings

10.1 Before the obligations under this Contract are performed in full, Party B makes the following undertakings to Party A:

A. it will pay loan principal and interest as well as other amounts payable in full and on time according to the agreement;

B. save as otherwise prescribed under the People’s Republic of China laws, the liabilities under this Contract will at all times rank pari passu with all other same-ranking liabilities of Party B;

C. it will, when Party A requests, timely provide financial statements for each period and such other materials which reflect Party B’s debt servicing ability, including all account opening banks, account numbers, deposit balance, etc., and actively cooperate with Party A’s supervision and inspection on utilization of loan;

D. if there occurs financial deterioration or other situation which may affect the safety of the loan, it shall immediately notify Party A and take effective steps to ensure that the loan principal and interest be repaid within such term as agreed hereunder;

E. In case of any material adverse change in business operation which might affect the solvency of Party B, or any changes of the registered capital or business scope or ownership form Party B, formal written notice shall be submitted to Party A at least 30 days before the event, and consent from Party A shall be given. If the circumstances abovementioned may adversely affect the creditor’s rights of Party A, Party B shall take effective measures to guarantee the repayments of principal and interest due according to this Contract.

F. if there is winding-up, dissolution, suspension of business for rectification, or Party B’s business license is cancelled, Party B shall repay the loan principal and interest immediately;

G. in case of change of its articles of association, legal representative, business scope ( excluding events described in Article 10.1E) , communication address and other material matters, it shall notify Party A immediately after such change;

H. if it involves or may involve into any litigation or arbitration in relation to material economic disputes or such other litigation or arbitration which will have or may have substantial impact on Party A’s rights hereunder, it shall notify Party A immediately.

10.2 Party A undertakes to Party B:

A. to disburse the loan timely according to the agreement hereof;

B. to notify Party B on the interest or principal due and payable and the related calculation basis in writing 5 banking days prior to each repayment date and Interest Payment Date.

C. to keep confidential of the relevant documents, financial statements and the non-public information in other relevant materials delivered by Party B in performing its obligations hereunder, save for otherwise provided by laws and regulations.

Article 11 Default and Default Remedies

11.1 If any of the following events occurs and in Party A’s opinion such event is capable of being remedied, Party B shall, within the period of time specified by Party A, take remedial actions acceptable to Party A; otherwise, Party A shall have the right to suspend the disbursement of undrawn loan, accelerate the loan, recover all or part of the loan which has been drawn, to make claims under the SBLC or Guarantee and to terminate the contract:

A. Party B fails to perform its obligations hereunder or breaches its representations, warranties or undertakings hereunder;

B. any other indebtedness of Party B fails to be repaid after maturity (including being declared to be accelerated), or Party B fails to perform or breaches any obligation or document in relation to any other indebtedness, security or other obligations of it, which has affected or may affect Party B’s ability to perform its obligations hereunder;

C. there is any other material adverse change to Party B’s own situation, which has affected or may affect Party B’s ability to perform its obligations hereunder.

11.2 If Party B fails to use the loan towards the agreed loan purpose according to Article 2.1 hereof, Party A shall have the right to charge default penalty at the rate of 0.015% on the misused portion on daily basis.

11.3 If Party B fails to repay the loan on maturity (including being declared to be accelerated) according to this Contract, interest shall accrue at the interest rate bearing a 20% mark-up over the original interest rate from the overdue date.

11.4 Compound interest shall be charged on the interest which Party B fails to pay according to this Contract during the term of the loan at the interest rate agreed in this Contract, and at the rate determined according to Article 11.3 after the loan becomes overdue.

11.5 If Party B has any of the following situations, Party B shall assume the additional expenses and losses incurred by Party A arising therefrom, and shall at Party A’s request to take remedial actions in a timely manner, and provide true and accurate materials:

A. Party B fails to timely provide financial statements and other relevant materials when Party A requests, or fails to actively co-operate Party As supervision and inspection on use of loan;

B. the contents of documents, financial statements and other relevant materials provided to Party A are not true;

C. Party B fails to give notification according to this Contract or the content of the notice does not conform to the facts.

11.6 If Party B fails to pay the loan principal, interest, penalty interest, default penalty and other fees which are due (including being declared to be accelerated) according to this Contract, Party A shall have the right to freeze all of Party B’s accounts opened with Party A or deduct the corresponding amounts from such accounts to discharge the indebtedness hereunder.

Article 12 Tax

12.1 The payments made by Party B to Party A shall be the net amount free of all present and future withholding or deduction on account of tax. If there exists any tax withholding or deduction, Party B will pay necessary additional amount so as to ensure that Party A will receive the amount equal to that before such tax withholding or deduction.

Article 13 Effectiveness, Amendment and Termination

13.1 This Contract shall become effective on the date when it is affixed with the company chops of the Parties and signed or chopped by their respective legal representative or authorized person, and remain effective until the date when all amounts payable hereunder are paid in full.

13.2 Any amendment to this Contract shall be mutually agreed and made by the Parties in writing. The amendment of the agreement shall constitute part of, and have the same legal effect as, this Contract. This Contract shall remain effective before the effectiveness of the amendment agreement.

13.3 The invalidity or unenforceability of any term hereof shall not affect the validity and enforceability of the other terms or the effectiveness of this Contract.

13.4 Any amendment and termination of this Contract shall not affect any Party’s rights to claim for damages. Termination of this Contract shall not affect the effectiveness of the relevant disputes resolution clause hereof.

Article 14 Disputes Resolution

14.1 The entry into, effectiveness, interpretation, performance and disputes resolution of this Contract shall be governed by the laws of the Hong Kong. During the term of this Contract, all disputes arising from or in connection with this Contract shall be first settled by the Parties through consultation. In case of failure to be settled through consultation, such disputes shall be settled by the way of paragraph A below:

A. such disputes shall be submitted to the Hong Kong international Arbitration Center (the “Center”) for arbitration which shall be conducted in Hong Kong in accordance with the Center’s arbitration rules in effect at the time of applying for arbitration. The arbitral award is final and binding upon both parties.

B. such disputes shall be settled through court litigation at     /     court.

Article 15 Miscellaneous

15.1 Failure of exercise, partial exercise or delay in exercising by Party A any rights hereunder shall not constitute waiver or change to such rights or any other rights, nor shall its further exercising such rights or any other rights be affected.

15.2 Without Party A’s written consent, Party B shall not transfer all or part of its rights and obligations hereunder. When Party A assigns its credit rights under this Contract to any third party, Party A shall promptly notify Party B.

15.3 All notices made pursuant to this Contract shall be delivered to the other Party in writing. If delivered by hand delivery or mail, the delivery date shall be the date when the receiving party acknowledges the receipt in writing; if delivered by fax, the delivery date shall be the date when sending party receives the fax answerback.

15.4 The Contract is executed in Chinese and has three originals. Party A, Party B and Industrial and Commercial Bank of China, Shenzhen Branch shall each hold one original, which shall have the same legal effect. The English version is only for reference, and if the Chinese and English contradict each other, the Chinese will prevail.

Article 16 Other Matters as Agreed Upon by Both Parties

16.1             /

16.2             /

Execution Page

Party A: Industrial and Commercial Bank of China, Paris Branch (Seal)

Person-in-charge (Authorized Person)

/s/ XIAO yu qiang

(Signature or Chop)

Execution Date: October 14, 2013

Party B: 500. COM LIMITED (Seal)

Person-in-charge (Authorized Person)

/s/ Man San Law

(Signature or Chop)

Execution Date: October 14, 2013